Schedule A

FIRST INVESTORS INCOME FUNDS
Government Cash Management Fund
Balanced Income Fund
Floating Rate Fund
Fund For Income
Government Fund
International Opportunities Bond Fund
Investment Grade Fund
Limited Duration Bond Fund
Strategic Income Fund

Schedule updated as of January 31, 2018